UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 16, 2014

CENTOR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52970	30-0766257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410-708 11th Avenue SW Calgary AB Canada T2R 0E4
(Address of principal executive offices)

403-630-4631
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

SECTION 1. REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On June 16, 2014 (the “Effective Date”), Centor Energy, Inc., a Nevada corporation (the “Company”), and 1583412 Alberta Ltd., an Alberta Canada Company entered into a Purchase Agreement (the "Purchase Agreement"), dated as of June 16, 2014.

Under the Purchase Agreement, and subject to and in accordance with the terms and conditions of the Purchase Agreement, a fifty-five percent (55%) working interest in the title, estate and interest in and to the lands, the leases, the leased substances, all wells, facilities an pipelines, proprietary seismic data, equipment and material related thereto all as described in Schedule "A" of the Purchase Agreement.

Purchase Price and Payment

The Purchase Price shall be Two Million Four Hundred Seventy Five Thousand Dollars ($2,475,000) in Canadian (“CDN”) Funds, to be paid as follows:

(i)	A cash sum of five hundred thousand dollars CDN ($500,000), of which, an advance of $250,000 has been paid to date.
(ii)

A promissory note for one hundred sixty thousand dollars CDN ($160,000) assigned to Vendor, having an interest rate of the Bank of Canada Prime rate plus 2%, to be paid in full prior to December 31, 2014(Schedule “E”); and

(iii)

Issuance of common shares of Centor Energy Inc. amounting to a value of one million four hundred thousand sixty five dollars CDN ($1,465,000), based on the average trading value over the previous five days before closing.

(iv)

A formal commitment to apply three hundred fifty thousand dollars CDN ($350,000) to the completion of the Hatch pre-feasibility study and further modified Fischer analysis at Umatac, prior to December 31, 2014, on closing (Schedule “F”).

The Purchase Agreement contains customary representations and warranties and pre and post-closing covenants of each party and customary closing conditions. Breaches of the representations and warranties will be subject to customary indemnification provisions, subject to specified aggregate limits of liability. The foregoing summary description of the terms of the License Agreement may not contain all information that is of interest to the reader. For further information regarding the terms and conditions of the License Agreement, this reference is made to such agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by this reference.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit	Description

10.1	Purchase Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant  has duly  caused  this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTOR ENERGY, INC.

Date: June 30, 2014	By	/s/ Frederick Da Silva
Frederick Da Silva, President

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